Exhibit 99.1
Holly Energy Partners and HollyFrontier Corporation Announce the Completion of Acquisition of Pipeline and Tankage Assets
DALLAS, TX, November 9, 2011 — Holly Energy Partners, L.P. (“Holly Energy”) (NYSE-HEP) and HollyFrontier Corporation (“HollyFrontier”) (NYSE-HFC) today announced that they have completed the sale by HollyFrontier to Holly Energy of certain pipeline, tankage, loading rack and crude receiving assets located at HollyFrontier’s El Dorado, Kansas and Cheyenne, Wyoming refineries for $340 million. This transaction was completed today and is effective as of November 1, 2011.
Consideration for the purchase price consisted of promissory notes with an aggregate principal amount of $150 million and approximately 3.8 million Holly Energy common units valued at $190 million.
In connection with the closing of the acquisition, HollyFrontier and Holly Energy have entered into 15-year throughput agreements containing minimum annual revenue commitments from HollyFrontier. Holly Energy expects this acquisition will result in an estimated $47 million of incremental annual revenue and will be accretive to distributable cash flow.
About Holly Energy Partners L.P.:
Holly Energy, headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier, a subsidiary of which, with the closing of the transaction described in this release, currently owns a 44% interest (which includes a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah and with today’s closing, owns similar assets in Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
Information about Holly Energy Partners L.P. may be found on its website at http://www.hollyenergy.com.
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier Corporation operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. With the closing of the transaction described in this release, subsidiaries of HollyFrontier own a 44% interest (including a 2% general partner interest) in Holly Energy.
Information about HollyFrontier Corporation may be found on its website at http://www.hollyfrontier.com.
The transactions described in this press release were all completed by subsidiaries of HollyFrontier and Holly Energy.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of Holly Energy’s general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor Holly Energy’s general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy’s pipelines and/or terminalled in Holly Energy’s terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and Holly Energy’s other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve;

•	HollyFrontier’s and Holly Energy’s ability to successfully purchase and integrate additional operations in the future;

•	HollyFrontier’s and Holly Energy’s ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries, including refineries utilizing Holly Energy’s pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	HollyFrontier’s and Holly Energy’s operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson,
Vice President-Investor Relations,
HollyFrontier Corporation / Holly Energy Partners
214-871-3555